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                                                                    Exhibit 12.1

                        COMMUNICATIONS INSTRUMENTS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars In Thousands)
                                  (Unaudited)

                                Year      Year      Year      Year      Year
                               Ended     Ended     Ended     Ended     Ended
                              12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
                              --------  --------  --------  --------  --------
Earnings (Loss) Before Taxes
 and Minority Interest....... $ 1,004   $ (2,498) $ 2,782   $ 6,938   $ 5,355
                              -------   --------  -------   -------   -------
Fixed Charges:
  Interest Charges...........   1,189      2,172    3,139     5,243    11,835
  Amortization of Financing
   Costs.....................      90        137      252       401       724
  Environmental Interest.....     --         --       147       119       113
  Estimated Interest Factor
   of Rental Expense.........      21         40      272       351       532
                              -------   --------  -------   -------   -------
Total Fixed Charges..........   1,300      2,349    3,810     6,114    13,204
                              -------   --------  -------   -------   -------
Total Earnings Available for
 Fixed Charges............... $ 2,304   $   (149) $ 6,592   $13,052   $18,559
                              =======   ========  =======   =======   =======
Ratio of Earnings to Fixed
 Charges.....................     1.8x       N/A      1.7x      2.1x      1.4x
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